Exhibit 99


Contact:                                      At the Financial Relations Board:
401-233-0333                                  212-661-8030
Sandra Souto                                  Analyst Information: John McNamara
Investor Relations                            Media Information:   David Closs

FOR IMMEDIATE RELEASE
July 6, 2000

          Bacou USA Completes Acquisition of Whiting + Davis Safety of
                        North Attleborough, Massachusetts

o Adds leading brand of metal mesh safety gloves and metal mesh protective apparel to Bacou's glove segment

o Acquired business expected to be accretive to earnings in 2000

     Smithfield, R.I., July 6, 2000 Bacou USA, Inc. (NYSE: BAU), a leading manufacturer of personal protective equipment, today announced that it has completed the acquisition of Whiting + Davis Safety of North Attleborough, Massachusetts in an all cash transaction. The transaction is effective July 1, 2000. Terms were not disclosed. Founded in 1876, Whiting + Davis Safety manufactures and sells metal mesh safety gloves and protective apparel , serving primarily the meat, poultry and food service industries.

     "Whiting + Davis is a great addition to our growing glove segment," said Philip B. Barr, President and CEO of Bacou USA. "Whiting + Davis is the leading manufacturer and supplier of metal mesh safety gloves in the U.S. market. Their products will extend our glove offerings into specialty product areas that we have not previously covered."

     "We are pleased that Whiting + Davis will join the Bacou USA family of companies," said Curt Smith, President and CEO of WDC Holdings, Inc., the former owner of Whiting + Davis Safety. "Since our acquisition of the business in 1991, we have successfully developed the Whiting + Davis name into the leading brand of metal mesh protective equipment on the market, both from the perspective of reputation for quality products and number one market share. Consolidation in our markets is proceeding quickly, and we believe that our customers and employees are positioned better for the future by making Whiting + Davis part of Bacou USA, a leading, multi-line safety products manufacturer."

     "This transaction follows our usual formula for success," continued Barr. "The entire workforce will be joining the Bacou USA family. We intend to continue the existing operations of Whiting + Davis in their current location. Our main goal is to further grow the business by taking advantage of synergies in our common distribution channels. As with all of our prior acquisitions, we expect the purchased business to be accretive to our earnings in its first year. We anticipate the acquisition will add a fractional amount to our third quarter earnings per share and then begin adding a full penny per quarter thereafter."

     For its year ended December 31, 1999, Bacou USA reported net sales of $272.8 million and, prior to non-recurring items, net profits of $27.5 million and earnings per share of $1.56 on a weighted average 17.7 million shares. In the latest twelve months, Bacou USA has reported net sales of $292.4 million, net profits of $29.1 million and EPS of $1.65 on a weighted average 17.7 million shares

     Bacou USA, Inc. designs, manufactures and sells leading brands of products that protect the sight, hearing, respiratory systems and hands of workers, as well as related instrumentation including vision screeners, gas monitors and test equipment for self-contained breathing apparatus. The company's products, marketed under Uvex(R), Howard Leight(R), Perfect Fit(TM), Survivair(R), Pro-Tech(R), Biosystems(TM), Titmus(R), LaserVision(TM) and Lase-R Shield(TM) brand names, are sold principally to industrial safety distributors, fire fighting equipment distributors and optical laboratories. News and information about Bacou USA are available on-line at www.bacouusa.com or e-mail at investor_relations@bacouusa.com.

Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including but not limited to the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions, the successful integration of acquisitions, continued availability and favorable pricing of raw materials, and the other risks detailed in the company's prospectus filed March 27, 1996, and from time to time in other filings. Actual results may differ materially from those projected. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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